Exhibit 10.32

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both not material and would likely be competitively harmful if publicly disclosed.

Alfalfa License Agreement

This Alfalfa License Agreement (“Agreement”), effective May 20, 2019 (“Effective Date”), is by and between Pioneer Hi Bred International, Inc., a company organized and existing under the laws of the State of Iowa, with its principal place of business at 7100 NW 62nd Avenue, PO Box 1014, Johnston, Iowa 50131 1014, USA (“Licensee”), and S & W Seed Company, a company organized and existing under the laws of the State of Nevada, with its principal place of business at 106 K Street, Suite 300, Sacramento, CA 95814, USA (“Licensor”), (Licensee and Licensor referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, Licensee desires to acquire a license to certain Licensor alfalfa seed; and

WHEREAS, Licensor is the owner of certain alfalfa germplasm and is willing to grant such a license, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises and consideration hereinafter set forth, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows

1.	Definitions.

In this Agreement, unless the context otherwise requires, initially capitalized terms shall have the meaning ascribed thereto herein, including the following terms which shall have the following meanings

1.1

“Affiliate(s)” means with respect to an entity, any other entity that, directly or indirectly through one or more intermediates, Controls, is Controlled by or is under Common Control with another entity. Any entity that becomes an Affiliate after the Effective Date shall be deemed an Affiliate under this Agreement.

1.2

“Control,” “Controls,” “Controlled by,” and “under common Control” shall mean (a) the ownership, directly or indirectly, whether through one or more intermediaries, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement by which an entity has, directly or indirectly, the power to direct or cause the direction of the management and policies of another entity.

1.3

“Cover” means, with respect to a given plant variety, that the unauthorized performance of any of the acts enumerated in Article 14 of the 1991 Act of the International Convention for the Protection of New Varieties of Plants or similar acts as may be provided under other applicable statutory protection systems for plant varieties (as limited by Articles 15 to 17 thereof) in respect of such variety, would infringe the breeder’s right in respect of such variety.

1.4	“Licensed Alfalfa” means the selected alfalfa commercial and pre commercial varieties/germplasm listed in Annex A of this Agreement, hereinbelow.
1.5	“Licensee Brands” means any brand owned by Licensee or its Affiliates, but excluding Dairyland and Mycogen.
1.6	“Person” means any individual, corporation, proprietorship, firm, partnership, limited-

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liability company, trust, estate, association, organization, cooperative or other form of business or governmental entity, whether natural or legal.
1.7

“Statutory Right(s)” means all patents, patent applications, plant patents, plant patent applications, PVP rights (including both PVP certificates and PVP applications), and all related continuations, continuations in part, divisionals, reissues, re examinations, substitutions, and extensions thereof owned by Licensor and/or its Affiliates now or in the future to the extent that they Cover the corresponding Licensed Alfalfa, including all continuations, continuations in part, divisionals, re examinations and reissues thereof, and all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

1.8	“Technical Information” means the information listed in Annex B.
1.9	“Termination Agreement” means the termination agreement between Licensor and Licensee executed contemporaneously herewith.
1.10	“Territory” means worldwide excluding South America.
1.11	“Third Party” means any Person, organization, firm, corporation, partnership, or entity other than Licensee and Licensor and their respective Affiliates.

Interpretation of this Agreement shall be governed by the following rules of construction

a)	words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender unless otherwise specified;
b)

references to the terms Article, Section, paragraph, clause, Exhibit and Annex are references to the Articles, Sections, paragraphs, clauses, Exhibits and Annexes of this Agreement, unless otherwise specified;

c)	the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; and
d)

the word “including,” “includes,” and words of similar import when used in this Agreement shall mean “including, without limitation,” “includes, without limitation” or words of similar import, unless otherwise specified.

e)	The headings in this Agreement are for convenience only and shall not affect its interpretation.
2.	Grant of License.
2.1

Subject to the terms of this Agreement, Licensor grants to Licensee and Licensee’s Affiliates, in the Territory, the following irrevocable, perpetual, royalty free, fully paid up, sublicensable, and transferable (as set forth in Section 10 below) rights, under Licensor’s Statutory Rights and other intellectual property as set forth below

a.	a non exclusive right to make, have made, import, have imported, use, and have used Licensed Alfalfa;
b.	an exclusive right, including as to Licensor, to sell, have sold, offer for sale and have offered for sale Licensed Alfalfa in Licensee Brands;
c.	the right to apply for Statutory Rights for Licensed Alfalfa;

d.	an exclusive right to enforce Statutory Rights covering Licensed Alfalfa in Licensee’s sole discretion, as more fully described in section 5.3 below.
2.2	For clarity, Licensee may use contractors to exercise the licenses granted hereunder.
2.3

Licensor acknowledges and understands that as part of the regular conduct of Licensee’s research program, Licensee routinely utilizes molecular techniques, molecular markers and other techniques, which shall be allowed under this Agreement.

2.4

Licensor shall, within ten days after the Effective Date, provide Licensee with all Technical Information relating to Licensed Varieties existing as of the Effective Date. Licensor shall also provide Licensee with any additional Technical Information generated by Licensor on or before January 31, 2020 within ten days after generation of any such Technical Information. Licensor grants Licensee the right to use such Technical Information in connection with the rights granted herein to Licensed Varieties.

3.	Restrictions on Use.
3.1	Each Party shall comply with all national, state and local laws and regulations relating to such Party’s activities under this Agreement.
3.2	No license is granted to either Party by this Agreement, by implication or otherwise, except as otherwise expressly provided for in this Agreement.
3.3	Subject to Section 3.5, no rights are granted herein to breed with Licensed Alfalfa.
3.4

Nothing in this Agreement shall be interpreted as providing a Party the right to use the trade name, trademarks or service marks of the other Party or its Affiliates in any advertising, publicity, news release, product labelling or for any commercial purpose, without the prior written consent of such other Party with the exception of use required in order to exercise rights hereunder.

3.5

Notwithstanding any other provision in this Agreement, no provision herein shall be deemed to limit any rights to Licensed Alfalfa Licensee or its Affiliates may have to make, use, sell, import, export and/or otherwise exploit Licensed Alfalfa in any way legally permissible under the laws of the jurisdiction in which such activities are conducted, to the extent an independent Third Party could legally do the same absent a license or other grant of rights from Licensor.

4.	Inventory of Licensed Alfalfa.
4.1	Licensor shall sell and Licensee shall purchase certain inventory of Licensed Alfalfa as specified in the Termination Agreement.
5.	Intellectual Property Rights
5.1	All right, title and interest in and to the Technical Information shall be and remain with Licensor.
5.2	All right, title and interest in and to data relating to Licensed Alfalfa generated by Licensee shall be and remain with Licensee.
5.3

Licensee shall have the exclusive right in the Territory (but not the obligation) to institute and conduct legal action against Third Parties for infringement related to Statutory Rights Covering Licensed Alfalfa, and to enter into settlement agreements as may be deemed appropriate by Licensee. Licensor shall provide commercially reasonable assistance (including providing data, witnesses, and documents to Licensee or its Affiliates, and, if required by law, subject to Licensee’s control and at Licensee’s expense, being a named party to any proceeding or bringing a proceeding in its own name) to Licensee and its Affiliates in connection with any proceedings or other efforts to enforce Licensee’s rights in connection with any such infringement. Licensee shall receive the full benefits, including any and all monetary recoveries, whether as compensatory or exemplary damages, of any proceeding or settlement for such infringement of such Licensed Alfalfa pursuant to this Section.

5.4	Licensor agrees to in a timely manner
a.	execute such documents as may be requested by Licensee to confirm Licensee’s ownership of Licensee’s Statutory Rights applied for pursuant to Section 2.1c); and
b.

at the reasonable request and expense of Licensee, to co operate reasonably with Licensee in any efforts to register, maintain or enforce Licensee’s Statutory Rights applied for pursuant to Section 2.1c); and

c.	require Licensor’s employees to do the same.
6.	Term and Termination.
6.1

Term. The term of this Agreement shall commence as of the date hereof and shall continue thereafter until expiration of this Agreement, which shall occur upon the last to expire of Statutory Rights Covering Licensed Alfalfa, provided that the obligations in Subsection 5.3 shall survive until the end of the applicable statute of limitations.

6.2	For the avoidance of doubt, all Licensee’s rights to Licensed Alfalfa and Technical Information shall survive expiration of this Agreement.
7.	Warranties and Indemnifications.
7.1	Licensor warrants that, to the best of its knowledge, it has full power and authority, and sufficient rights to grant the rights and license granted by this Agreement.
7.2

Licensor represents and warrants that the terms of this Agreement do not conflict with any other contractual obligations it may have. Licensor specifically represents and warrants that any genetic material introduced into the Licensed Alfalfa by Licensor (or third parties acting on its behalf) during the period from January 1, 2015 through the Effective Date was introduced in compliance with the International Treaty for PGRFA, the Convention on
Biological Diversity, and the principles of Prior Informed Consent and Access and Benefit

Sharing. Licensor further represents and warrants that it has not previously granted a license to sell, have sold, offer for sale, or have offered for sale Licensed Alfalfa to a Third Party.
7.3	Licensor represents and warrants that the Licensed Alfalfa and related data provided to Licensee shall be identified accurately.
7.4

BOTH PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, CONDITIONS, CLAIMS OR REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, IMPLIED CONDITIONS OR WARRANTIES OF QUALITY, PERFORMANCE, NON INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE, UNDER THIS AGREEMENT.

8.	Government Registration.
8.1

Licensee shall, at its own expense, be responsible for obtaining from the relevant government authorities all registrations, approvals and/or consents and fulfilling all other requirements and completing all procedures related to this Agreement that are or may in the future be required or advisable under any law or regulation now or hereafter existing in the Territory as relates to any Licensed Alfalfa under this Agreement, provided, however, that Licensor shall, within ten business days after the Effective Date, assign all phytosanitary certificates and applications (and other similar regulatory applications), in each case to the extent relating to the Territory, that Licensor holds for Licensed Alfalfa.

9.	Assignment.
9.1

Neither Party may assign or otherwise transfer this Agreement without the consent of the other, except that either Party may, without such consent, by written notice to the other Party, assign this Agreement to one of its Affiliates.

9.2	Upon any such assignment referred to in this Section 10 the rights and obligations under this Agreement shall be binding upon and inure to the benefit of said assignee.
9.3	Any purported assignment or delegation in breach of this section 10 will be void.
10.	Force Majeure.
10.1

Neither of the parties shall be liable for any default or delay in performance of any obligation under this Agreement to the extent caused by any of the following Act of God, war, riot, fire, explosion, drought, wind, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such party, or labor trouble, strike, lockout or injunction (provided that neither of the parties shall be required to settle a labor dispute against its own best judgment).

10.2	The party invoking this Section 10 shall give the other party written notice and full particulars of such force majeure event.

10.3	Both Parties shall use reasonable business efforts to mitigate the effects of any force majeure on their respective part.
11.	Miscellaneous.
11.1

Notices. Any notice or other communication required or permitted to be given by any Party under this Agreement shall be given in writing and shall be effective when delivered, if delivered by fax, hand, reputable courier service or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each Party at the following addresses or such other address as may be designated by notice pursuant to this Section 11.1

If to Licensor

S&W Seed Company
106 K Street, Suite 300
Sacramento, CA 95814 U.S.A.

If to Licensee

Pioneer Hi Bred International, Inc.
7100 NW 62nd Avenue, PO Box 1014
Johnston, Iowa 50131 1014

Attention:

11.2

Relationship of the Parties. The relationship of the Parties to this Agreement is strictly contractual, and the Parties hereto acknowledge that this Agreement does not create a joint venture, partnership, or the like, between them. No Party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of any other Party for any purpose, and no Party to this Agreement, nor any person performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of any other party hereto.

11.3

Confidentiality. The terms (but not the existence) of this Agreement are confidential, and no Party shall make public disclosures concerning the terms of this Agreement without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld. This obligation shall expire eight years after the Effective Date. Notwithstanding the foregoing, a Party may disclose the terms of this agreement (a) to comply with law or regulation; rules of any stock exchange on which shares of a Party or its Affiliate are listed; or in conformity with accounting principles generally accepted in the United States; (b) in connection with an order or inquiry of a court or other government body, provided that the disclosing Party provides the other Party with notice and takes reasonable measure to obtain confidential treatment thereof; (c) in confidence to recipients’ Affiliates involved in the subject matter of this Agreement, attorneys, accountants, banks, and its advisors; or (d) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in each case, the entity to which disclosure is made is bound to confidentiality terms commensurate with those set forth herein.

11.4	Fees. Except as otherwise provided herein, each Party to this Agreement shall bear its own legal fees incurred in connection with the transactions contemplated hereby.
11.5

Further Assurances. The Parties hereto shall execute such further documents and perform such further acts (and generally cooperate with each other) as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided such acts are reasonable and at the expense of the requesting Party.

11.6

Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available.

11.7

Construction. This Agreement has been negotiated by the Parties hereto and their respective counsel. This Agreement shall be interpreted in accordance with its terms and without any strict construction in favor of or against any Party. This Agreement shall not be construed in favor of or against any Party by reason of the authorship of any provisions hereof.

11.8

No Third Party Beneficiaries. Except as expressly set forth in this Agreement, the terms of this Agreement are not intended to confer any rights or remedies upon, and shall not be enforceable by, any person or entity other than the Parties.

11.9

Affiliates. The Parties will cause their respective Affiliates to abide by and act in accordance with the terms of this Agreement and any rulings of any court before which a judicial proceeding is heard. Any act or omission of an Affiliate of a Party which would be a breach of this Agreement if by a Party shall be deemed to be a breach by such Party.

11.10

Waiver. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy upon a breach of such or any other covenant, agreement, term or condition of this Agreement shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. No waiver of any covenant, agreement, term or condition of this Agreement shall affect or alter the remainder of this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach of this Agreement. No waiver of any covenant, agreement, term or condition of this Agreement shall be of any force or effect unless set forth in a writing signed by each Party to this Agreement.

11.11

Counterparts. This Agreement may be executed by the Parties in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. All signatures need not be on the same counterpart.

11.12

Severability. To the extent permitted by applicable law, each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions thereof are determined to be invalid and contrary to any applicable law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

11.13	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.
11.14

Entire Agreement, Amendments. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Termination Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by both parties.

[Signatures on following page]

IN TESTIMONY WHEREOF, Licensee and Licensor have entered into this Agreement effective as of the Effective Date. The individuals signing below on behalf of Licensee and Licensor represent that they are authorized to sign on behalf of Licensee and Licensor, respectively, and indicate the acceptance of all of the terms of this Agreement.

SIGNED for and on behalf of PIONEER HI BRED INTERNATIONAL, INC. by

Signature /s/ James C. Collins

Name: James C. Collins

Title:    Executive Vice President

Date:   May 22, 2019

SIGNED for and on behalf of S&W SEED COMPANY by

Signature /s/ Mark W. Wong

Name: Mark W. Wong

Title:    Chief Executive Officer

Date:   May 22, 2019

Annex A

Licensed Alfalfa

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Annex B

Technical Information

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